Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 28, 2022	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2022 Earnings;

Over $200 million in Share Repurchases During the First Quarter

First Quarter Highlights

•	First quarter 2022 net income of $240 million compared to net income of $100 million in the prior year period; first quarter 2022 diluted earnings per share of $1.04 compared to diluted earnings per share of $0.37 in the prior year period.

•	First quarter 2022 adjusted net income of $256 million compared to adjusted net income of $147 million in the prior year period; first quarter 2022 adjusted diluted earnings per share of $1.19 compared to adjusted diluted earnings per share of $0.66 in the prior year period.

•	First quarter 2022 adjusted EBITDA of $415 million compared to adjusted EBITDA of $289 million in the prior year period.

•	First quarter 2022 adjusted EBITDA margin of 17% compared to adjusted EBITDA margin of 16% in the prior year period.

•	First quarter 2022 net cash provided by operating activities from continuing operations was $85 million. Free cash flow from continuing operations was $16 million for the first quarter 2022 compared to an outflow of $114 million in the prior year period.

•	Repurchased approximately 5.5 million shares for approximately $210 million in the first quarter 2022. During the first quarter of 2022, the Board approved an increased share repurchase authorization to $2 billion from $1 billion. The Company intends to repurchase approximately $1 billion in shares during 2022.

•	The strong financial condition of the Company was reflected in the recent rating upgrades from Fitch to BBB on March 4, 2022 and S&P to BBB- on April 13, 2022.

	Three months ended
	March 31,
In millions, except per share amounts	2022	2021
Revenues	$2,389	$1,837

Net income	$240	$100
Adjusted net income (1)	$256	$147

Diluted income per share	$1.04	$0.37
Adjusted diluted income per share(1)	$1.19	$0.66

Adjusted EBITDA(1)	$415	$289

Net cash provided by (used in) operating activities from continuing operations	$85	$(16)
Free cash flow from continuing operations(2)	$16	$(114)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported first quarter 2022 results with revenues of $2,389 million, net income of $240 million, adjusted net income of $256 million and adjusted EBITDA of $415 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

"We started 2022 with positive momentum and are focused on further improvements through a deliberate value over volume strategy that includes our pricing initiatives, cost optimization programs, organic investments and when appropriate bolt-on acquisitions. We delivered on pricing in the first quarter and expanded our margins despite tremendous upward pressure on our raw material costs. The strength of our balance sheet was recognized by the recent upgrades from S&P to BBB- and Fitch to BBB.

Looking forward, our balance sheet strength as well as our expected cash flow gives us flexibility to invest for the future as well as return cash to shareholders today. The Board increased our dividend 13% in the first quarter for a total dividend increase of 70% since 2018. And, as we previously announced, the Board doubled the share repurchase authorization to $2 billion at the end of March, half of which we intend to spend in 2022. We are actively monitoring the many economic cross currents throughout the world but where we stand today, we expect continued strong overall results in the second quarter.”

Segment Analysis for 1Q22 Compared to 1Q21

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended March 31, 2022 compared to the same period of 2021 was largely due to higher MDI average selling prices and slightly higher sales volumes. MDI average selling prices increased in all our regions. Sales volumes increased primarily due to stronger demand in all our regions. The increase in segment adjusted EBITDA was primarily due to higher MDI margins resulting from higher MDI pricing and slightly higher sales volumes, partially offset by higher raw material costs and lower earnings from our PO/MTBE joint venture in China.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended March 31, 2022 compared to the same period of 2021 was primarily due to higher average selling prices and slightly higher sales volumes. Average selling prices increased primarily due to stronger demand in relation to the ongoing recovery from the global economic slowdown as well as in response to an increase in raw material costs. Sales volumes increased primarily due to stronger demand as well as favorable product mix changes aligned with our value-over-volume business strategy. The increase in segment adjusted EBITDA was primarily due to increased revenues and margins, partially offset by increased fixed costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended March 31, 2022 compared to the same period in 2021 was primarily due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased across all markets largely in response to higher raw material, energy and logistics costs. Sales volumes decreased primarily due to deselection of lower margin base resins business. The increase in segment adjusted EBITDA was primarily due to higher sales prices and the benefit from the Gabriel Acquisition.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended March 31, 2022 compared to the same period of 2021 was due to higher average selling prices, partially offset by a decrease in sales volumes. Average selling prices increased in response to higher direct costs.  Sales volumes decreased primarily due to a deselection of certain volume as well as lower demand. The increase in segment adjusted EBITDA was primarily due to improved portfolio mix.

Corporate, LIFO and other

For the three months ended March 31, 2022, adjusted EBITDA from Corporate and other was a loss of $50 million unchanged from the same period of 2021.

Liquidity and Capital Resources

During the three months ended March 31, 2022, our free cash flow from continuing operations was a source of cash of $16 million as compared to a use of cash of $114 million in the prior year period. As of March 31, 2022, we had approximately $2.3 billion of combined cash and unused borrowing capacity.

During the three months ended March 31, 2022, we spent $69 million on capital expenditures as compared to $98 million in the same period of 2021. For 2022, we expect to spend approximately $300 million on capital expenditures.

Income Taxes

In the first quarter 2022, both our effective tax rate and our adjusted effective tax rate was 21%. We expect our 2022 adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2022 financial results on Thursday, April 28, 2022, at 10:00 a.m. ET.

Webcast link: https://services.choruscall.com/mediaframe/webcast.html?webcastid=KvyqXLON

Participant dial-in numbers:
Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2022, a member of management is expected to present at:

Wells Fargo Industrials Conference on May 5, 2022

Key Banc Industrials and Basic Materials Conference on June 2, 2022

Stifel Cross Sector Insight Conference on June 8, 2022

Deutsche Bank Global Materials Conference on June 9, 2022

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2022	2021
Revenues	$2,389	$1,837
Cost of goods sold	1,824	1,445
Gross profit	565	392
Operating expenses (credits)	261	242
Restructuring, impairment and plant closing costs	-	24
Operating income	304	126
Interest expense, net	(14)	(19)
Equity in income of investment in unconsolidated affiliates	15	38
Fair value adjustments to Venator investment and related loss on disposal	(2)	(19)
Other income, net	1	7
Income from continuing operations before income taxes	304	133
Income tax expense	(65)	(34)
Income from continuing operations	239	99
Income (loss) from discontinued operations, net of tax	1	1
Net income	240	100
Net income attributable to noncontrolling interests, net of tax	(17)	(17)
Net income attributable to Huntsman Corporation	$223	$83

Adjusted EBITDA (1)	$415	$289
Adjusted net income (1)	$256	$147

Basic income per share	$1.05	$0.38
Diluted income per share	$1.04	$0.37
Adjusted diluted income per share (1)	$1.19	$0.66

Common share information:
Basic weighted average shares	213	220
Diluted weighted average shares	215	223
Diluted shares for adjusted diluted income per share	215	223

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2022	2021	(Worse)
Segment Revenues:
Polyurethanes	$1,386	$1,068	30%
Performance Products	480	305	57%
Advanced Materials	335	278	21%
Textile Effects	197	193	2%
Total Reportable Segments' Revenue	2,398	1,844	30%

Intersegment Eliminations	(9)	(7)	n/m

Total Revenues	$2,389	$1,837	30%

Segment Adjusted EBITDA(1):
Polyurethanes	$224	$207	8%
Performance Products	146	63	132%
Advanced Materials	67	44	52%
Textile Effects	28	25	12%
Total Reportable Segments' Adjusted EBITDA	465	339	37%

Corporate, LIFO and other	(50)	(50)	0%

Total Adjusted EBITDA(1)	$415	$289	44%

     n/m = not meaningful

     See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2022 vs. 2021
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	29%	(3)%	0%	4%	30%
Performance Products	49%	(3)%	8%	3%	57%
Advanced Materials	34%	(4)%	8%	(17)%	21%
Textile Effects	16%	(2)%	(1)%	(11)%	2%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 -- Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Net Income (Loss)		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2022	2021	2022	2021	2022	2021	2022	2021
Net income	$240	$100			$240	$100	$1.11	$0.45
Net income attributable to noncontrolling interests	(17)	(17)			(17)	(17)	(0.08)	(0.08)
Net income attributable to Huntsman Corporation	223	83			223	83	1.04	0.37
Interest expense from continuing operations	14	19
Income tax expense, net from continuing operations	65	34	$(65)	$(34)
Depreciation and amortization from continuing operations	71	74
Business acquisition and integration expenses and purchase accounting inventory adjustments	6	9	-	(2)	6	7	0.03	0.03
Costs associated with the Albemarle Settlement, net	1	-	-	-	1	-	-	-
EBITDA / Income from discontinued operations, net of tax	(1)	(1)	N/A	N/A	(1)	(1)	-	-
Loss on sale of businesses/assets	4	-	(1)	-	3	-	0.01	-
Income from transition services arrangements	(1)	(1)	-	-	(1)	(1)	-	-
Fair value adjustments to Venator Investment	2	19	-	-	2	19	0.01	0.09
Certain legal and other settlements and related expenses	12	2	(4)	(1)	8	1	0.04	-
Certain non-recurring information technology project implementation costs	2	1	-	-	2	1	0.01	-
Amortization of pension and postretirement actuarial losses	14	22	(3)	(5)	11	17	0.05	0.08
Restructuring, impairment and plant closing and transition costs	3	24	(1)	(6)	2	18	0.01	0.08
Plant incident remediation costs	-	4	-	(1)	-	3	-	0.01
Adjusted(1)	$415	$289	$(74)	$(49)	$256	$147	$1.19	$0.66

Adjusted income tax expense (1)					$74	$49
Net income attributable to noncontrolling interests, net of tax					17	17
Adjusted pre-tax income (1)					$347	$213

Adjusted effective tax rate (3)					21%	23%

Effective tax rate					21%	26%

N/A = not applicable
See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	March 31,	December 31,
In millions	2022	2021
Cash	$807	$1,041
Accounts and notes receivable, net	1,310	1,186
Inventories	1,382	1,201
Receivable associated with the Albemarle Settlement	333	333
Other current assets	156	167
Property, plant and equipment, net	2,551	2,576
Other noncurrent assets	2,863	2,888
Total assets	$9,402	$9,392

Accounts payable	$1,315	$1,208
Other current liabilities	782	831
Current portion of debt	21	12
Long-term debt	1,529	1,538
Other noncurrent liabilities	1,215	1,244
Huntsman Corporation stockholders’ equity	4,343	4,378
Noncontrolling interests in subsidiaries	197	181
Total liabilities and equity	$9,402	$9,392

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2022	2021
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,468	1,473
Variable interest entities	50	45
Other debt	32	32
Total debt - excluding affiliates	1,550	1,550

Total cash	807	1,041
Net debt - excluding affiliates (4)	$743	$509

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions	2022	2021
Total cash at beginning of period	$1,041	$1,593

Net cash provided by (used in) operating activities from continuing operations	85	(16)
Net cash used in operating activities from discontinued operations(3)	-	(1)
Net cash used in investing activities	(65)	(323)
Net cash provided by investing activities from discontinued operations(3)	-	-
Net cash used in financing activities	(252)	(579)
Effect of exchange rate changes on cash	(2)	(1)
Total cash at end of period	$807	$673

Free cash flow from continuing operations(2):
Net cash provided by (used in) operating activities	$85	$(16)
Capital expenditures	(69)	(98)
Free cash flow from continuing operations	$16	$(114)

Supplemental cash flow information:
Cash paid for interest	$(9)	$(16)
Cash paid for income taxes	(32)	(8)
Cash paid for restructuring and integration	(13)	(9)
Cash paid for pensions	(13)	(14)
Depreciation and amortization	71	74

Change in primary working capital:
Accounts and notes receivable	$(134)	$(117)
Inventories	(187)	(156)
Accounts payable	120	94
Total change in primary working capital	$(201)	$(179)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing and transition costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing and transition costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated 7and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(4) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2021 revenues of approximately $8 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the review of the Textile Effects Division, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). In addition, there can be no assurance that the review of the Textile Effects Division will result in one or more transactions or other strategic change or outcome. Significant risks and uncertainties may relate to, but are not limited to, ongoing impact of COVID-19 on our operations and financial results, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, timing of proposed transactions, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.